Exhibit 99.2

Duos Technologies Group, Inc.

Second Quarter 2025 Earnings Conference Call

August 14, 2025

Presenters

Chuck Ferry, Chief Executive Officer

Adrian Goldfarb, Chief Financial Officer

Q&A Participants

Nico Sacchetti - RBC Wealth Management

Rick Jackson - True North Financial

Ed Woo - Ascendiant Capital Markets

Operator

Good afternoon. Welcome to Duos Technologies’ Second Quarter 2025 Earnings Conference Call.

Joining us for today's call are Duos’ CEO, Chuck Ferry, and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now I'd like to turn the call over to Duos' CEO, Chuck Ferry.

Chuck Ferry

Welcome, everyone, and thank you for joining us. Earlier today, we issued our earnings press release and our 2025 second quarter 10-Q. Copies are available on the Investor Relations section of our website. I encourage all listeners to view the press releases and our 10-Q filing to better understand some of the details we'll be discussing during today's call.

Our strategy to pivot to the Edge Data Center business is gaining momentum. We remain on plan to install 15 Edge Data Centers in Texas this year, and our pipeline of opportunities for 2026 is growing.

Now that we have properly capitalized this business through our recent raise, we have all the ingredients in place to grow this exciting new opportunity that is part of the overall data center growth story.

Through our asset management agreement with APR Energy, we have installed and commercially delivered a 150-megawatt gas turbine power plant in Mexico in 35 days. Simultaneously, we have delivered additional gas turbines into a large AI data center facility here in the United States.

The steady recurring revenues from the asset management agreement have stabilized our financials in a very positive way. The Railcar Inspection Portal business has largely been flat, but the rail industry has generally acknowledged it will be used very broadly in the coming years.

As you will hear from Adrian, our financial situation has much improved from this time last year, and we remain confident on the guidance we have issued for this year.

Over to you, Adrian, for the numbers.

Adrian Goldfarb

Thank you, Chuck. As usual, before covering the specific results for the second quarter, I will discuss the state of the company and the transformation that we have undergone in the past 15 months, since I returned as Chief Financial Officer.

At that time, Chuck expressed his desire to put the company on a different trajectory. He asked me and other senior leadership to work as a team to identify ways in which we might direct the considerable talent that had been assembled to redirect available resources, specifically financial, operational and technical, such we might put Duos on the path to significant growth and profitability.

During the strategic planning that has led us to where we are today, we recognized that despite the outstanding achievements we had made in developing the technology underlying the Railcar Inspection Portal, the speed at which the rail industry would adopt our solutions and as a small company, our ability to influence the industry seemed as if the time it might take and the financial resources needed might not be compatible with providing the returns our shareholders are expecting and shareholders whom I should say have been extremely supportive.

The management team, under Chuck's leadership, identified that we needed to diversify the business into at least two distinct businesses where the existing personnel had the skills and talent to rapidly undertake such a transition and make it successful in a relatively short space of time.

Chuck has previously discussed the thinking behind teaming up with Fortress Investment Group to pursue a multi-hundred million dollar purchase of gas turbines for power generation, resulting in an estimated $42 million contract for Duos to operationally manage those assets, as well as a 5% stake in the New APR entity, which we expect to be very accretive to shareholder value in the future.

The other transition, Duos Edge AI, takes our expertise in Edge Data Centers, which are referred to as EDCs or pods, developed for the Railcar Inspection Portal and under the leadership of Doug Recker, a 30-year veteran of the data center space, gives us the opportunity to participate in the rapidly growing market for data centers, where the demand is considerable.

These two initiatives put us in a completely different position than where we were just 12 months ago. With the support of our Board of Directors and major shareholders, we have been able to successfully negotiate the expansion of the business to the point where we have significant short-term revenue growth, combined with longer-term sustainable growth, putting us on the path to profitability.

Whereas we have been disappointed with the results of our legacy technology business in recent years, I am pleased to report that in many respects, we are beginning to make progress in this area as well and which we expect will make a contribution to the financial results in the second half of this year.

We are carefully evaluating our cost structure as it applies to the three subsidiaries with the expectation that we will rationalize accordingly and achieve economies of scale that were not previously possible with just a single line of business.

As you are all no doubt aware, we have been active in the capital markets in the past 15 months, raising more than $50 million at an average price of $5.97, or more than double from just 12 months previously. For the first time in the company's history, we are sufficiently capitalized to take advantage of the new markets we have entered.

In addition to the rise in the share price, our average trading volume has increased from less than 10,000 shares a day, what the Street calls trade by appointment, to more than 300,000 shares per day.

Before reviewing the formal results for the second quarter and first half and giving formal guidance, it is my expectation that revenues will continue to grow in each of the next two quarters. Chuck will discuss the individual business lines and give progress reports, but whereas our much improved results were largely driven by the execution of the asset management agreement in the first half, I expect to start seeing a broadening of the revenue sources to include the revenues from our EDC deployments as they come online and also better performance from our technology systems revenue line, all of which are anticipated to support a movement towards and achieving breakeven to profitability by Q4.

With that in mind, here are the results for the second quarter and first half. Total revenues for Q2 2025 increased 280% to $5.74 million, compared to $1.51 million in the second quarter of 2024. And for the six months ended 2025, total revenues increased 314% to $10.69 million from $2.58 million in the same period last year.

The substantial majority of our revenues for Q2 2025 was approximately $5.69 million in recurring services and consulting revenue, of which $4.76 million was primarily driven by Duos Energy beginning to execute against the asset management agreement with New APR.

As a reminder, under the AMA, Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance of plant inventory, providing management, sales and operational support services to New APR.

Cost of revenues for Q2 2025 increased 144% to $4.22 million, compared to $1.73 million for Q2 2024. And for the six months ended 2025, cost of revenue increased 191% to $7.86 million from $2.7 million in the same period last year. The significant increase in cost of revenues was largely due to supporting the AMA with New APR.

Overall, the cost of revenues on technology systems decreased, compared to the equivalent period in 2024. This reduction is primarily driven by our ability in Q2 2025 to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect.

It also reflects the ramp down of manufacturing ahead of field installation of our two high-speed Railcar Inspection Portals, which has continued to temporarily slow project activity and further reduce the cost of revenues, while we await customer readiness for site deployment.

Gross margin for Q2 2025 increased 808% to $1.52 million, compared to negative $215,000 for Q2 2024. And for the six months ended 2025, gross margin increased 2,462% to $2.83 million from negative $120,000 in the same period last year.

Gross margin improved primarily due to Duos Energy beginning performance at the AMA with New APR. This includes over $900,000 in revenue recognized during the three months ended June 30, 2025, related to the company's 5% nonvoting equity interest in the ultimate parent of New APR, which carried no associated costs and, therefore, contributed at a 100% margin. These revenues and the associated margin contribution were not present in the prior year period.

As I mentioned earlier, the increase in business from the AMA has improved gross margins with further improvements expected due to the greater profitability for Duos on certain aspects of the anticipated work it will perform on behalf of New APR.

Operating expenses for Q2 2025 increased 65% to $4.96 million, compared to $3 million for Q2 2024. And for the six months ended 2025, operating expenses increased 38% to $8.06 million from $5.86 million in the same period last year. The increase in expenses is largely attributed to noncash stock-based compensation charged for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a 3-year cliff vesting schedule.

In addition, the company recorded additional compensation expenses for commissions and bonuses, of which are onetime in nature related to the closure of the APR transaction and the associated asset management agreement and 5% ownership grant.

Overall, sales and marketing costs declined as resources were allocated to the cost of service and consulting revenues in support of the AMA with New APR. Additionally, research and development expenses decreased, owing to completed development and testing of prospective technologies.

The company continues to focus on stabilizing operating expenses, including evaluating reductions in some areas, while continuing to meet the increased requirements of our new businesses.

Net operating loss for Q2 2025 totaled $3.44 million, compared to a net operating loss of $3.22 million for Q2 2024. And for the six months ended 2025, net operating loss totaled $5.23 million, compared to a net operating loss of $5.98 million in the same period last year. The increase for the three months but decrease in loss from operations for the six months was primarily the result of increased revenues, compared to the equivalent periods driven by revenue generated by Duos Energy through the AMA with New APR.

Net loss for Q2 2025 totaled $3.52 million, compared to a net loss of $3.2 million for Q2 2024. The 10% increase in net loss was mostly attributed to the noncash stock-based compensation charge for restricted stock and onetime compensation expenses that were not in that -- in the comparative period, offset by an increase in revenues generated by Duos Energy through the AMA with New APR, as described above.

For the six months ended 2025, net loss totaled $5.6 million, or negative $0.48 per share, compared to a net loss of $5.96 million, or negative $0.81 per share, in the same period last year. The 6% decrease in net loss was mostly attributed to the increase in revenues generated by Duos Energy through the asset management agreement with New APR, as described previously.

In our last call, I highlighted the substantial improvement in the company's balance sheet as of 12/31/2024 and 3/31/2025. In the second quarter, we have largely maintained that strength, notably shareholders' equity, which now stands at over $4.7 million. We ended the quarter with $3.81 million in cash and expected short-term liquidity.

As previously discussed, a significant asset for Duos is the equity investment in Sawgrass APR Holdings, now referred to as New APR Energy.

Our 5% holding in this business is currently valued at over $7.2 million and is expected to generate profits in future years as a profits interest structure. As Chuck will discuss, the tremendous progress that New APR is making will be additive in the short term through the AMA and in the longer term through the expected increase in valuation of our equity holding.

All of this is positive for Duos' future potential, and I look forward to updating you further in our earnings call later this year.

On the liability side, the company has traditionally operated with little to no debt, other than some minor financing contracts related to insurance or IT equipment. As a reminder, in 2024, we received $2.2 million in debt funding for our initial three EDCs, and were able to secure that for around 10% cost of capital, which is an attractive rate for a company of our size.

We also secured additional financing for a further three EDCs in the form of a master capital lease with a similar cost of capital and flexible payment terms, as we deploy these assets in preparation for the associated cash flows.

I'm pleased to announce that shortly after the quarter, we retired the remainder of the $2.2 million in debt funding.

Next, I would like to update you on our backlog and pipeline. With expected revenues for the management and operations of New APR Energy, expected deployments of our Edge Data Centers, and current and anticipated contracts in our Rail business, our current contracts in backlog represent more than $40 million in revenue with approximately $12.3 million or more of that projected to be recognized in 2025, plus, a further $5 million to $6 million in expected near-term awards and renewals.

During the last call, we confirmed annual revenue guidance, and I'm pleased to report that we are again maintaining that guidance where we expect to record between $28 million and $30 million in consolidated revenue from our three subsidiaries. I would further add that we are making good progress on moving the company toward profitability and expect that we will achieve that goal in Q4 of this year on an adjusted EBITDA basis.

This concludes my formal remarks and at this point, I will turn the call back to Chuck for his commentary.

Chuck Ferry

Thanks, Adrian. As you can see from Adrian's commentary, the business has made good progress since the beginning of the year. Let me add some additional details to my opening remarks.

With our Edge Data Center business, which we'll refer to as the EDC business going forward today, we have now fully commercialized our first EDC in Amarillo, Texas, which now allows us to confirm our financial assumptions around installation costs and recurring revenues.

Currently, we are simultaneously installing the next five EDCs in Victoria, Corpus Christi, Waco and Dumas, Texas. An additional four EDCs will come off the manufacturing line starting in mid-September and go straight into additional Texas sites. We have now ordered another five EDCs, along with backup generators, and expect to install those starting in November.

As you saw in our press release this morning, the expansion of our strategic partnership with FiberLight, a leading provider of high-capacity fiber optic networks nationally, has really helped us accelerate our commercial pipeline in Texas.

To reinforce the success of the EDC business, we will be adding more data center expertise to our staff, our management team and our Board of Directors in the coming two months.

Again, now that we have all the ingredients in place, commercial demand, capital and execution know-how, I fully expect to accelerate the Edge Data Center business as we have discussed, and more.

As Adrian and I discussed earlier, our asset management agreement with APR Energy has been outstanding this first six months. Our team has assisted APR in deploying approximately 550 megawatts in the six months since the deal closed. Watching our team install a 150-megawatt fast power plant in Mexico in 35 days flat was a reminder of the quality of the team we have assembled.

The team has also installed and is operating several large -- several turbines and a behind-the-meter solution for a large U.S.-based data center, where good technical lessons are being learned in this new emerging power environment. The overwhelming demand for behind-the-meter power for large U.S.-based data center operators is at an all-time high and expected to stay this way for some time.

As Adrian said, the AMA provides good recurring revenue in the near term, but the longer-term value of the 5% ownership stake in APR Energy is what investors should keep their eye on. The energy team is currently closing in on several longer-term data center deals that I expect will use all of APR's existing turbines and will likely trigger an effort to acquire additional megawatts to expand capacity and overall enterprise value.

As we have already alluded to, our Railcar Inspection Portal business has made relatively slow progress, but we are seeing a modest uptick in interest by our current customers and renewed interest from the Federal Rail Administration and labor unions. Both groups would like to see expanded use of this technology. That said, we are reassessing our strategy around this business line, and we'll share the way ahead to our investors at some future date.

In conclusion, our business is commercially and financially in a great position to take advantage of the super-hot demand coming from the data center computing gold rush. Our Edge Data Center and power lines of business are perfectly positioned with the right leadership and expanding pipeline and fully capitalized to accelerate our growth strategy.

As always, I want to thank our business partners, Board of Directors and our current shareholders for their continued support. I want to extend a special welcome and thanks to our newest shareholders who participated in the recent raise. The outlook for Duos looks very promising right now, and I'm excited to be able to lead it.

Thank you for listening, and we'll now open up the call for your questions. Operator, please provide the appropriate instructions.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press “*”, “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “*”, “2” to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the star keys. One moment please while we poll for questions.

Our first question comes from the line of Nico Sacchetti with RBC Wealth Management. Please proceed with your questions.

Nico Sacchetti

Yeah, hey, guys, congrats on the progress here. Just had a couple of questions. So can you give us what the fully diluted share count is, right now? So you executed on the 40 million secondary, but you also did another 12.5 million at the market. So can you give us an idea of what that number is now?

Adrian Goldfarb

Yes, I'm happy to answer that. It's exactly $25 million – that’s 25 million shares at this point.

Nico Sacchetti

So, that includes the convertible that's out there for like four, seven or more?

Adrian Goldfarb

Every single share that you can count, yes.

Chuck Ferry

Fully diluted, 25 million.

Nico Sacchetti

Okay. And then, can you give us an idea of what it looks like maybe on a per share basis for what this noncash stock-based comp was that you're referring to that kind of throws off the apples-to-apples comparison from a year ago?

Adrian Goldfarb

Yeah, basically, the noncash comp is about -- it's roughly about $1 million a quarter. I'm just looking at one of my analysts here just -- yeah, about $1 million to take $1 million, divide it by 25 million, that will give you the answer.

Nico Sacchetti

Okay. Would you ever consider posting a non-GAAP earnings number just with some of these moving parts here, just to try to make the situation a little bit more clear when we're trying to compare the year-over-year numbers?

Adrian Goldfarb

Sure, Nico, that's a very good question. So, traditionally, we have not used non-GAAP financials. We have talked about it. Sometimes, we will discuss them outside of formal financials. And part of the reason we haven't done it in the past is up until now, there wasn't really that much to report on, particularly recently. But also, there's more disclosure when you go into the -- when you put non-GAAP financials on. So yes, we will consider doing that in the future.

Nico Sacchetti

Are these the noncash items and the higher commission? I mean, are those truly a one-off, or are those something that you'd expect moving forward with what the new business looks like here?

Adrian Goldfarb

All right, so you have to divide it into two areas. There's the noncash--

Nico Sacchetti

--No, I just meant moving forward, are these items that you'll expect to be more frequent, or were these truly a one-off here?

Adrian Goldfarb

Yeah, that's what I was saying. So the commissions and bonuses related. It's really a timing issue were related to the APR deal, which was quite a complex deal. That is truly a onetime. There won't be any recurring on that.

Nico Sacchetti

Okay. So, you gave the cash at the end of the quarter. Can you give us what the actual cash is now with the ATM and the secondary here?

Adrian Goldfarb

Sure, it's just a hair under $40 million.

Nico Sacchetti

Forty; okay. And then, do you have anything left on the ATM now?

Adrian Goldfarb

The ATM is terminated, and we'll probably be putting a statement out on that in the next few days.

Nico Sacchetti

Okay. And then, Chuck, you talked about getting kind of some proof of concept here on what the recurring revenue picture looks like. Can you give us any information on like what an ARPU number will be on each one of these data centers? I mean, is it something that is uniform where there's a decent average to be working off?

I mean, obviously, what I'm trying to figure out here is just back of the napkin. You get 15 of these this year and then another 50 next year, what does the revenue and profitability picture look like off of that segment of the business?

Chuck Ferry

Yeah, all in, we spend around $1.2 million to $1.4 million to install a pod. That's all the way from getting it manufactured and getting it into the ground and lit up. Once that happens and it's fully commercialized, where we now have our first one now in Amarillo and five more going in now. We're expecting and we're seeing proof points now that each pod should earn around $350,000 and, potentially, as high as $500,000 on an annual basis. That's kind of the unit economics.

So again, the proof points we're seeing coming out of Amarillo that confirm our business case where, ultimately, we want to build out 150 or more of these. And so that was an important set of proof points for us that now allows us to be very confident about our go-forward projections.

Adrian Goldfarb

Yeah, Nico, also the free cash flow on those units after year one is expected to be around $300,000 per year.

Nico Sacchetti

Okay, so let's call it maybe $400,000, and change, annually, off of each one of these things. So maybe we're pushing high $20s to $30 million of revenue off of 65 of these. And then, I've heard this number 150 a few times. I mean, that's obviously not formal guidance, but the plan is to get 65 of these out, by the end of 2026. And then when you say 150, is that just kind of a, we'll call it, a multiyear time frame end goal? Is that the end goal? Is that a midpoint? I mean, just anything additional.

Chuck Ferry

Yeah, so our plan, this year, is to finish the year with 15 installed. The plan next year, by the end of next year, 2026, is to have at least 65 installed, by the end of that year. And then subsequent year, 18 months, we want to get ourselves up to 150. So one of the proof points that we're working through right now is we're simultaneously installing five of these, right this moment, and it's going pretty well.

So, I feel pretty confident. Right now, the commercial pipeline will absolutely support those numbers. What's most important for us, right now, is to prove to ourselves that we can execute five or six of these things at the same time, which we're doing right now. And that will actually facilitate that growth where we can actually execute to that and realize the financials that come off of that.

Nico Sacchetti

So, it wouldn't be outside the realm to say, by the midpoint of 2028-ish, that you've got 150 of these out in the fleet, maybe putting up $60 million in revenue, based off the metrics you've given me here?

Chuck Ferry

Yeah, I think that's very, very possible based on what we're seeing. And now that we have the capital on the balance sheet, we can do that, and we're moving to it now.

Nico Sacchetti

That was my next question, is with the sizable secondary here, you feel that's an appropriate level to at least get, let's say, the 65 up and cash flowing and then that sets the stage to build the next X amount of these. So it's not -- I guess I'm asking around the question of if you feel like you have an appropriate level of cash now, capital on the balance sheet to execute all the way through 150 of these by mid-2027.

Chuck Ferry

The answer is yes. I do not anticipate having to raise more equity capital. We have what we need right now to execute that plan, through 2026. Obviously, we'll use the capital that we raise, our own working capital that we're going to generate through the asset management agreement and other sources. And then once we get to that point, we're now capable of, if we want to taking additional capital down in the form of debt with the idea that we don't want to dilute our shareholders any further.

Nico Sacchetti

Sure. Okay. And just from a timing standpoint, so it's 1.2 to 1.4 to procure one of these things. And then, is it how many months or so to where it's delivered and actually up and running and cash flowing to you guys?

Chuck Ferry

Yeah, that's a good question. So, from the time we order an Edge Data Center, it takes us about 90 days to have it manufactured and delivered to the work site. And then once it's delivered to the work site, it takes us about two weeks to install it, so it's a fairly simple install for us. And then there's probably another month or two to fully commercialize it because we're bringing in multiple customers into that colocation facility. Both fiber and fiber providers and carriers, along with normal customers will take down each cabinet.

Adrian Goldfarb

I was just going to add to that. Just if you're going to model this out, they vary from -- sometimes you'll start with an anchor tenant. Typically, it's three to five cabinets. But we have other examples, one we're working on right now where, basically, the data center is full, day one.

Nico Sacchetti

And then from a revenue structure, so you own it as an asset on the balance sheet, and this is something that the customer is leasing from you? Or what does that look like?

Chuck Ferry

So, yeah. So basically, we own and operate the colocation facility so yes, it's an asset on the balance sheet. Customers basically lease cabinets or cabinet space where they install their servers and GPUs. And we're basically providing a hotel or colocation facility for various customers' IT equipment.

Nico Sacchetti

Okay, so it's truly a recurring revenue model, is it? Can you give me an idea of what a rough gross profit margin will be, once these things are up and running?

Adrian Goldfarb

Yes. It's typically the--

Nico Sacchetti

--Or basically, what the target would be? Sorry, yeah, go ahead.

Adrian Goldfarb

Yeah. No, absolutely. It's targeted at in the mid-70s, low to mid-70s for gross profit. And then the unit economics EBITDA is targeted to be in the kind of just above 50.

Nico Sacchetti

Okay, this has been extremely helpful. I’ve taken enough time. I really appreciate all the information here, guys. Best of luck to you.

Adrian Goldfarb

Thank you, Nico.

Chuck Ferry

Great questions, yeah.

Operator

Thank you. Our next question comes from the line of Richard Jackson with True North Financial. Please proceed with your questions.

Rick Jackson

Exciting development, fellows. Help me out here on the revenue you're reporting. If you own these data centers and you're paying for them, where is the revenue coming from? Who's -- help me out with that.

Chuck Ferry

So again, we obviously procure, own and then maintain this colocation facility. Each Edge Data Center acts as a colocation facility. Inside each data center, you have 15 large cabinets. And so, what happens is customers effectively come in and lease power, space, as well as cross connects in each of those cabinets. So in each of these things, you've got multiple customers.

It includes carriers, people like Verizon, AT&T, FiberLight that are bringing the actual connectivity to the colocation facility. And then you have additional customers in our case, where we have like Region 16 has cabinets in there, Amazon Web Services has space in there, and then other similar type customers from that community are inside that data center, basically all paying rent, and that's where we make those recurring revenues.

Rick Jackson

Okay. So, I want to make sure I'm doing the math here right. So, when you say you reported $5.8 million, and let's leave the railroad business to the side, unless I shouldn't, you’re collecting -- let's just say collecting about -- how many you have up and running now, seven, eight, five?

Chuck Ferry

No, we currently have one Edge Data Center fully installed, and its just begun producing revenue. So, the large majority of our revenue, and you'll see it in the transcript, the largest majority of our revenue is coming from the asset management agreement, where we're providing those services to APR Energy. As we begin to finish additional installs and that recurring revenue will build over time. Hopefully, I got that right.

Rick Jackson

I'm saying, inside of my head, you guys are burning about $1.3 million to generate $300,000 to $500,000, annually. Is that about right? You spend about 2.5x in annual revenue?

Adrian Goldfarb

You're speaking about the Edge Data Center. So the loaded cost of putting an Edge Data Center in, initially, was about $1.4 million. Now we -- that was the first one that we did. We've now rationalized and gotten some economies of scale on that. So that number is probably going to drop a little bit, maybe to $1.2 million. And yes, you're going to generate, on that first year, about $300,000 to $400,000, depending on whether they're full to start with or whether you're ramping them up, and so forth.

The question is, though, after that first year, typically, these things are on very, very long-term contracts. Five years is very typical with 5-year extension. And in some cases, where the carrier is involved, you're talking about 10 years. So after that, you've already spent the money. The G&A is very low. It's a relatively inexpensive business to run. And so, you're generating about $300,000 in free cash, every year thereafter.

Rick Jackson

Okay. So, the way I'm envisioning this, and tell me if I'm saying it the wrong way, is that when you guys have 65 of these, you should be generating, ballpark, $20 million in recurring annual revenue?

Adrian Goldfarb

Correct. Maybe more than that.

Rick Jackson

Okay. Okay. Wonderful. Now, to meet your forecast for the year, I'm assuming you're going to have to do at least one quarter over $10 million, out of the next two. How much more does the SG&A go up to generate, to almost double your revenue? You got a metric we can use for that?

Adrian Goldfarb

Yeah, it doesn't. In fact, the SG&A is going to be flat. We're pretty much staffed at the level we need to be. As I mentioned in my part of the script, we are looking actually at SG&A expenses, right now. There are some areas of -- and I'll just take the Rail business. There's some areas of the Rail business where there's probably some economies that we're going to be implementing there. We're at a different stage with that business, and we're really harvesting at that point. The Edge Data Center business will add a little bit of resource there. But in general, we're pretty well set for that.

And then as far as the asset management business is concerned with APR, we are completely staffed with that, right now. And then, effectively, we are basically generating revenue off of that and then we put our margin on top of that. So no, I'm not expecting any increase in the overall SG&A.

As I mentioned and this was to the previous call as well, we had -- in this particular quarter, we had some onetime charges that related to the deal back from the end of last year. So we'll -- if you subtract out about $1 million off the SG&A, that's kind of where we are right now on a recurring basis, maybe a little bit, subtract a little bit more.

Rick Jackson

All right, tally ho. Thanks for the help.

Adrian Goldfarb

Thank you.

Chuck Ferry

Thank you.

Operator

Thank you. And our last question comes from the line of Ed Woo with Ascendiant Capital Markets LLC. Please proceed with your question.

Ed Woo

Yeah, congratulations on all your progress. I saw that you recently had a power deal in Mexico. Can you talk about possibly expanding either the Edge Data Centers or the power opportunity into either North America or international? Thank you.

Chuck Ferry

Yeah, so very briefly, so APR won a deal to put 150 megawatts, which is six of our mobile gas turbines and balance of plant into Northern Mexico for a relatively short-term contract, but an extremely healthy price. Obviously, through the asset management agreement, our team executed that and it went very well for us. We are, currently, putting additional power gas turbines into U.S. data centers on some other short-term contracts.

So, we are already in the United States, Ed, deploying some of those power assets here in the U.S. for larger big box data centers with behind-the-meter power solutions. Again, this is something relatively new in the market space, so everyone is learning how to do -- all the data center developers are learning about behind-the-meter power, but they're liking what they see so far.

There are applications with our Edge Data Center business for smaller behind-the-meter blocks of power. We haven't really gone down that pathway yet but I think probably in the next few months, we may take a look at that. But it is certainly a part of the business that could emerge here, over the next few months.

Ed Woo

And is this opportunity, meaning, you may do more business in Mexico or Canada, or possibly globally?

Chuck Ferry

Yeah, so APR is a business, and I ran that business before, that did most of our work, internationally. I think this time, we are primarily focused on the United States and U.S. data centers, but we will opportunistically do jobs in Mexico. Canada is not a bad jurisdiction, either.

We are currently looking at one opportunity that's in Puerto Rico. But many of the -- APR used to operate in some very, I'll say, spicy jurisdictions. It's our plan to focus on very nice, less risky jurisdictions. Right now, the demand doesn't need us. Based on the demand here in the United States, we're not going to have to go to those type of locations. But we're always willing to look at them, opportunistically, if it makes sense.

Ed Woo

Great, well, thank you, and I wish you guys good luck. Thank you.

Chuck Ferry

Thank you, Ed. So at this time, we'd like to conclude our question-and-answer. I'll turn it back to you, moderator.

Operator

Thank you. Before we conclude today's call, I would like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ, materially, from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos’ filings with the SEC.

Thank you for joining us today for Duos Technologies Group's Second Quarter 2025 Earnings Call. You may now disconnect.